UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   February 28, 2007  (February 26, 2007)

FIRSTBANK FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in charter)

Georgia	000-51147	20-2198785
(State or other jurisdiction	(Commission File	(I.R.S. Employer
ofincorporation)	Number)	Identification No.)

120 Keys Ferry Street, McDonough, Georgia		30253
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (678) 583-2265

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entering into a Material Definitive Agreement.

Effective February 26, 2007, FirstBank Financial Services, Inc. (the “Company”) and its banking subsidiary, FirstBank Financial Services (the “Bank”) entered into an employment agreement with Lisa J. Maxwell, which provides that she will serve as Executive Vice President and Chief Financial Officer.  Under the terms of the employment agreement, the Company will pay Ms. Maxwell an annual base salary (as may be adjusted annually) and incentive bonus compensation as the Board may provide.

The initial term of Ms. Maxwell’s employment agreement is three years.  At the end of three years, the term will be automatically extended for successive 12-month periods unless either party gives notice of that the automatic renewals will cease.

The Company is obligated to pay Ms. Maxwell her base salary for 12 months if one of the following events occurs:

•             The Company terminates Ms. Maxwell’s employment without cause; or

•             Ms. Maxwell terminates her employment for cause.

If Ms. Maxwell becomes disabled, the Company may terminate the employment agreement and will be obligated to pay Ms. Maxwell for 12 months or, if earlier, until the date Ms. Maxwell begins receiving payments under the Company’s long-term disability policy.

Additionally, if, within 12 months following a change of control, Ms. Maxwell terminates her employment for cause or the Company terminates her without cause, Ms. Maxwell will be entitled to a lump sum severance payment equal to one times her annual base salary.  “Cause” is defined in Ms. Maxwell’s employment agreement.

During the term of the agreement and for six months following its termination under specified circumstances, Ms. Maxwell’s termination by the Company for cause or termination by Ms. Maxwell without cause or in connection with a change of control, Ms. Maxwell is prohibited from competing with the Bank and soliciting customers or employees of the Bank.

Item 9.01               Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit 10.1                                    Employment Agreement by and between FirstBank Financial Services, Inc. and Lisa J. Maxwell.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRSTBANK FINANCIAL SERVICES, INC.

By:	/s/ Lisa J. Maxwell
Lisa J. Maxwell
Executive Vice President and
Chief Financial Officer

Date:	February 28, 2007